                                                                   EXHIBIT 10.20

                           PRODUCT PURCHASE AGREEMENT

         THIS AGREEMENT (the "AGREEMENT") made the 29th day of September, 2004 between OccuLogix, L.P. ("OCCULOGIX"), a limited liability partnership under the laws of the State of Delaware, and Rheo Therapeutics Inc., a corporation incorporated under the laws of Ontario (the "PURCHASER").

         WHEREAS OccuLogix wishes to sell the Products (as hereinafter defined) to Purchaser, and Purchaser wishes to purchase the Products from OccuLogix.

         NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

1.1 DEFINITIONS. In this Agreement, the following terms shall have the meanings set forth below, unless the context requires otherwise:

"AFFILIATE(s)" means, in respect of a Person (the "FIRST PERSON"), another Person that, directly or indirectly: (i) controls the First Person, (ii) is controlled by the First Person, or (iii) is controlled by the same Person that controls the First Person. In the definition "control" means ownership of more than 50% of another Person or the power to direct decisions of another Person, including the power to direct management and policies of another Person whether by reason of ownership, contract or otherwise.

"CONFIDENTIAL INFORMATION" of a party means any and all material and information of a party or any of its Affiliates (in this definition, the "DISCLOSING PARTY") which has or may come into the possession or knowledge of the other party or any of its Affiliates (in this definition, the "RECIPIENT PARTY") in connection with or as a result of entering into this Agreement including information concerning the Disclosing Party's past, present, and future customers, suppliers, finances, affairs, technology and business. For the purposes of this definition, "information" and "material" includes know-how, data, patents, copyrights, trade secrets, processes, techniques, programs, designs, designs obtained by reproducing or reverse engineering Product, formulae, marketing, advertising, financial, commercial, sales or programming materials, written materials, compositions, drawings, proposals, notes, records, diagrams, computer programs, studies, work in progress, visual demonstrations, ideas, concepts, and other data, in oral, written, graphic, electronic, or any other form or medium whatsoever and shall include all Intellectual Property Rights and any information identified by the Disclosing Party as confidential, or which the Recipient Party should know would constitute Confidential Information. Notwithstanding the foregoing, "Confidential Information" does not include the following information:

  (i) information which is in the public domain when it is received by or becomes known to the Recipient Party or which subsequently enters the public domain through no fault of the Recipient Party (but only after it enters the public domain);

  (ii) information which is already known to the Recipient Party at the time of its disclosure to the Recipient Party by the Disclosing Party and is not the subject of an obligation of confidence of any kind;

  (iii) information which is independently developed by the Recipient Party without any use of or reference to the Confidential Information of the Disclosing Party where such independent development can be established by evidence that would be acceptable to a court of competent jurisdiction; and

  (iv) information which is received by the Recipient Party in good faith without an obligation of confidence of any kind from a third party who the Recipient Party had no reason to believe was not lawfully in possession of such information free of any obligation of confidence of any kind, but only until the Recipient Party subsequently comes to have reason to believe that such information was subject to an obligation of confidence of any kind when originally received.

"INTELLECTUAL PROPERTY RIGHTS" means:

  (a) any and all proprietary rights provided under (i) patent law, (ii) copyright law, (iii) trademark law, (iv) design patent or industrial design law, (v) semi-conductor chip or mask work law, or (vi) any other statutory provision or common law principle applicable to this Agreement, including trade secret law, which may provide a right in either ideas, formulae, algorithms, concepts, inventions or know-how generally, or the expression or use of such ideas, formulae, algorithms, concepts, inventions or know-how; and

  (b) any and all applications, registrations, licenses, sub-licenses, franchises, agreements, renewals or any other evidence of a right in any of the foregoing.

"PATIENT INFORMATION" means all information, data and test results collected by Purchaser in connection with the use of the Products with its patients.

"PERSON" means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity.

"PRODUCTS" means the products defined and described in Schedule 1 attached hereto.

1.2 EXTENDED MEANINGS. Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing gender include all genders. The terms "including" and "include" shall mean "including without limitation" and "include without limitation", respectively.

1.3 CURRENCY. Unless otherwise stated, all dollar amounts referred to in this Agreement are in United States dollars.

1.4 LEGAL COUNSEL. The parties acknowledge that their respective legal counsel have reviewed and participated in settling the terms of this Agreement, and that any rule of


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construction to the effect that any ambiguity is to be resolved against the drafting party shall not be applicable in the interpretation of this Agreement.

1.5 REMEDIES CUMULATIVE. Unless otherwise expressly stated herein, all rights and remedies of either party under this Agreement are in addition to such party's other rights and remedies and are cumulative, not alternative.

1.6 AGREEMENT AND SCHEDULE AMENDMENT AND SUPPLEMENT. Except as expressly set out in this Agreement, including each Schedule to this Agreement, may not be amended or supplemented except by mutual written agreement of at least one authorized representative of each of the parties. Any such agreement will expressly state that it is intended to amend or supplement, as the case may be, this Agreement.

1.7 SCHEDULES. This Agreement includes and incorporates the following schedules:


        Schedule 1    -     Product List and Prices
        Schedule 2    -     Product Delivery and Payment Schedule
        Schedule 3    -     Data Relating to Use of Products


                                   ARTICLE 2
                        PRODUCTS AND PATIENT INFORMATION

2.1 PURCHASE AND PAYMENT. OccuLogix will sell and the Purchaser will purchase the Products listed, in the amounts specified, in Schedule 1. On October 1, 2004, the Purchaser agrees and shall deliver by cheque to OccuLogix a payment of US$495,000 ("FIRST PAYMENT"). The First Payment shall be applied against future invoices issued for Product to be shipped. All invoices for the Products, plus applicable taxes and delivery charges less any applicable marketing credit, as set out in Schedule 1, shall be due and payable seven (7) days prior to the dates specified on Schedule 2. OccuLogix shall use its best efforts to ship in accordance with the dates specified on Schedule 2. Purchaser agrees and acknowledges, that in the event Purchaser gives notice to terminate this Agreement and such proposed termination date is prior to the completion of all scheduled deliveries of Product, Purchaser shall remain liable for the remaining balance of Products to be shipped, any amounts owing prior to termination and as otherwise stated herein.

        In the event that Purchaser fails to pay invoices at least seven (7) days prior to the scheduled date of shipment, in addition to any other rights OccuLogix may have under this Agreement, law or otherwise, OccuLogix reserves the right to withhold future deliveries. Any invoices not paid within 15 days from date invoice shall accrue interest at the highest allowable rate.

        Subject to availability, the Purchaser may order up to an additional 2000 Kits, in accordance with the terms and conditions of this Agreement, upon submission of a purchase order by Purchaser and acknowledgement and acceptance of the purchase order by OccuLogix.

2.2 MOST FAVOURED NATION. OccuLogix will not sell the Products to the Purchaser at a price that is less favourable than the price charged to any third party.

2.3 PATIENT INFORMATION. The Purchaser will provide OccuLogix with copies of the Patient Information and all other data set out in Schedule 3 (excluding the "Date of Birth" information on the OccuLogix Retinal Consult Form) within 30 (thirty) days after the completion of the treatment by the Purchaser. The parties agree that the Patient Information shall be collected and held in accordance with the Personal Information Protection and Electronics Documents Act (Canada).

                                   ARTICLE 3
                 WARRANTY, LIMITATION OF LIABILITY AND INDEMNITY

3.1     WARRANTIES AND LIMITATIONS.

  (a) The Purchaser shall be liable for any damage or destruction to the OctoNova(R) Apheresis Machine furnished through OccuLogix resulting from the Purchaser's or its physicians', employees', agents' or patients' mis-use, negligence or mishandling, theft or breach of this Agreement. OccuLogix warrants that at the time it installs the OctoNova(R) Apheresis Machine and after any maintenance or repairs performed by OccuLogix or its agents that the OctoNova(R) Apheresis Machine will be in proper working order in accordance with the manufacturer's specifications. Except as set forth in the preceding sentence, OccuLogix makes no warranties, express or implied with respect to the Products. The Products are provided and sold to Purchaser "as is, where is" and OccuLogix gives no warranty or representation of any kind whatsoever other than as otherwise provided hereby. OccuLogix expressly disclaims all representations, warranties, conditions and obligations relating to the Products, whether written, oral, statutory, implied, arising from a course of conduct or usage of trade or otherwise, including any warranty of non-infringement and any implied warranty of merchantable quality or fitness for a particular purpose. The parties expressly disclaim the application of the United Nations Convention on contracts for the International sale of goods. At all times during the Term of this Agreement while Purchaser is in possession of the Products, Purchaser shall have the benefits of any of OccuLogix's rights under applicable manufacturers' warranties with respect to the Products, if any, and, to the extent assignable, such warranties are hereby assigned during the Term of the Agreement by OccuLogix, including manufacturers' one year parts and labor warranty of the OctoNova(R) Apheresis Machine. Purchaser shall take all reasonable actions to enforce such warranties when available but will not attempt to repair the Products during the manufacturer's one-year warranty. Furthermore, notwithstanding the above limitations, OccuLogix acknowledges and agrees, at its option, to either repair, replace or refund any Kits which prove, upon examination by OccuLogix, to be defective in materials and/or workmanship. Purchaser must return the Kit to OccuLogix, transportation charges prepaid.

  (b) OccuLogix does not represent or warrant the fitness of the Products for any purpose (including any purpose expressly disclosed by Purchaser) nor does



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        OccuLogix represent or warrant that the Products will have or possess any particular quality or state.

  (c) OccuLogix's liability to Purchaser in relation to this Agreement and the Products shall be limited in all circumstances to Purchaser's direct damages to a maximum value of the payments paid by Purchaser to OccuLogix under this Agreement. Without Limiting the generality of the foregoing, in no event shall Occulogix have any liability arising out of or otherwise relating to this Agreement or the Products for: (i) damages arising out of or relating to any results produced by the Products; or
        (ii) consequential, incidental, special, collateral, punitive, exemplary, or indirect damages (including loss of goodwill, loss of profits or revenues, loss of savings, loss of use, interruption of business, injury or death to persons, damage to property and claims of patients or other users), whether based on breach of contract (including fundamental breach), tort (including negligence and gross negligence) or arising in equity, even if OccuLogix has been advised of the possibility of such damages.

3.2     PURCHASER'S COVENANTS.

        The Purchaser covenants the following:

  (a) it will not resell or distribute the Products except with the prior written consent of OccuLogix;

  (b) it will, at is sole expense, diligently operate the Products safely, at a high level of quality, and in accordance with the recommended guidelines, policies, procedures, protocols, manuals, instructions, methodologies or specifications provided by OccuLogix to Purchaser from time to time;

  (c) until such time as final approval is received from the Food and Drug Administration, it will use the Products exclusively in Canada and only at a facility that meets manufacturer's requirements, if any. Once approval is received from the Food and Drug Administration, it will use the Products exclusively in Canada and at such locations for which Purchaser has received prior written consent from OccuLogix, which consent shall not be unreasonably withheld, provided further that such location meets manufacturer's requirements, if any;

  (d) it will, at its sole expense, store, operate and use the Products in accordance with all applicable laws, rules, statutes, regulations, orders, judgments, directives or similar requirements, including any industry standards, Health Canada or other requirements relating to medical devices;

  (e) it will, at its sole expense, keep the Products in good repair, condition and working order and will not remove any markings, labels or other proprietary notices or do anything that would disparage or adversely affect the reputation or goodwill of OccuLogix or its suppliers or of the Products;

  (f) it will not make any alternations, additions or improvements to or in any way tamper with the Products;

  (g) it will promptly notify OccuLogix, in writing, upon becoming aware of any problems, complaints, or claims regarding the Products or the use of the Products;

  (h) it will not attempt to register any patents, trademarks, trade names, other than "RHEOVision" and "Rheo Therapeutics", or make any claim in connection with the Products or do anything inconsistent with or which might interfere with the validity of OccuLogix's or its suppliers' or its Affiliates' Intellectual Property Rights in the Products anywhere in the world; and

  (i) it will not use, in its marketing materials or otherwise, any name, trademark or logo of OccuLogix or any of its Affiliates or suppliers, including "Rheopheresis", without OccuLogix's prior written consent, and it will not challenge or perform any act that decreases the value of, or attempt to register or assert any rights in, any name, trademark or logo of OccuLogix or any of its Affiliates, including "Rheopheresis".

                                   ARTICLE 4
                                CONFIDENTIALITY

4.1     CONFIDENTIALITY COVENANT.

  (a) Each party will at all times, both during the term of this Agreement and thereafter, keep and hold all Confidential Information of the other party in the strictest confidence, and will not use such Confidential Information for any purpose, other than as may be reasonably necessary for the performance of its duties pursuant to this Agreement, without the other party's prior written consent.

  (b)   Each party agrees:

        (i) that it will not disclose to any third party or use any Confidential Information disclosed to it by the other except as expressly permitted in this Agreement or disclosed with other party's prior written consent; and

        (ii) that it will take all reasonable measures to maintain the confidentiality of all Confidential Information of the other party in its possession or control, which it will in no event be less than the measures it uses to maintain the confidentiality of its own information of similar importance.

  (c)   Notwithstanding the foregoing, each party may disclose Confidential
        Information:

        (i) to the extent required by a court of competent jurisdiction or other governmental authority or otherwise as required by law provided the party notifies the other, and the other party has the opportunity to prevent or limit such disclosure; or

        (ii) on a "need-to-know" basis under an obligation of confidentiality to its Affiliates and to its Affiliates' authorized agents, contractors, legal counsel, accountants, banks and other financing sources and their advisors.

  (d) The terms and conditions of this Agreement will be deemed to be the Confidential Information of each party and will not be disclosed without the prior written consent of the other party, except to the extent that OccuLogix may use similar provisions of the terms herein with other purchasers for similar purposes as stated herein.

4.2 RETURN OF CONFIDENTIAL INFORMATION. Upon the termination of this Agreement, each party will return to the other all copies of any Confidential Information of the other which is then in its possession or control, and will remove all digital representations thereof in any form from all electronic storage media in its possession or under its control, except that the Receiving Party may retain a copy of such Confidential Information in its Law Department files for use only to record the specific Confidential Information for which it is obligated under the Agreement.

4.3 NON-SOLICITATION. OccuLogix and Purchaser each agree that during the term of this Agreement and for a period of two (2) years after it is terminated, that it will not directly or indirectly solicit for employment or employ any employee, consultant, advisor or other individual related to or engaged by the other or any of its Affiliates during the term of this Agreement.

                                    ARTICLE 5
                              TERM AND TERMINATION

5.1 TERM. This Agreement will commence on the date first written above and will continue until terminated in accordance with Section 5.2; provided, however, that OccuLogix may lower its prices for the Products from time to time, in its discretion, upon sixty (60) days prior written notice to the Purchaser; provided, however, that the price increase shall not be effective any earlier than earlier of the delivery of the 10,005 Kit or December 31, 2005 ("EFFECTIVE DATE") for purchase orders received after the Effective Date.

5.2 TERMINATION. Either party may terminate this Agreement upon ninety (90) days written notice to the other party. In the event of termination, this Agreement shall terminate on the effective date of termination without further action by the other party, and without any liability on the part of either party except for any liability for any breach of this Agreement; any amounts owing for Products purchased prior to termination, other outstanding obligations of either party to the other, and as otherwise stated herein.

                                   ARTICLE 6
                                    GENERAL

6.1 NOTICES. Every notice provided for in this Agreement will be written and directed to the party to whom delivered or given and will be delivered or given at:

  (a)   If to OccuLogix, to:


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

        OccuLogix, L.P.
        5280 Solar Drive, Suite 3200
        Mississauga, ON  L4W 5M8

        Attention:        Kevin LaMarche
        Fax:              (905) 602-7956

  (b)   if to Purchaser, to:

        Rheo Therapeutics Inc.
        161 Bay Street, Suite 5840
        P.O. Box 214
        Toronto, ON M5J 2S1

        Attention:        John A. McMahon, CEO
        Fax:              (416) 216-0823

Each such notice will be: (i) personally delivered or by courier; (ii) sent by telex, telecopier or other direct written electronic means; or (iii) sent by registered mail. Any notice sent by way of the means described in (i) above will be deemed to have been given and received on the business day on which it has been personally delivered provided that if such notice has not been delivered on a business day, then it will be deemed to have been given and received on the next business day thereafter. Any notice sent by way of the means described in
(ii) above will be deemed to have been given and received on the date on which it was transmitted provided that if such notice has not been transmitted on a business day or it was not transmitted prior to 5:00 p.m. (eastern standard time) on the business day that it was transmitted, then it will be deemed to have been given and received on the next business day thereafter. Any notice sent by the means described in (iii) above will be deemed to have been given and received on the third business day following the date upon which it has been mailed. If mail service is or is threatened to be interrupted at any time when a notice is required to be given thereunder, then such notice will be given by the means described in (i) or (ii) above. Each party may change its address for the purposes of this Section from time to time by giving written notice of such change to the other party in accordance with this Section.

6.2 ENTIRE AGREEMENT. This Agreement, together with any Schedules attached to this Agreement and any agreements and documents to be delivered pursuant to the terms of this Agreement, constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written of any of the parties in respect of the subject matter hereof.

6.3 INJUNCTIVE RELIEF. Each party acknowledges that its failure to comply with the provisions of this Agreement may cause irreparable harm to the other party which cannot be adequately compensated for in damages, and accordingly acknowledges that the other party will be entitled to obtain, in addition to any other remedies available to it, interlocutory and permanent injunctive relief to restrain any anticipated, present or continuing breach of this Agreement.

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

6.4 WAIVER. A waiver of any default, breach or non-compliance under this Agreement is not effective unless in writing and signed by the party to be bound by the waiver. No waiver will be inferred from or implied by any failure to act or delay in acting by a party in respect of any default, breach, non-observance or by anything done or omitted to be done by another party. The waiver by a party of any default, breach or non-compliance under this Agreement will not operate as a waiver of that party's rights under this Agreement in respect of any continuing or subsequent default, breach or non-compliance (whether of the same or any other nature).

6.5 SEVERABILITY. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and will be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction and appropriate amendments will be made to this Agreement to put the party who is disadvantaged by such invalidity or unenforceability in the same financial position as if no provision hereof were in invalid or unenforceable. The parties agree to immediately negotiate in good faith a replacement for any such provision in order to preserve the interests of the parties to the extent permitted by law.

6.6 GOVERNING LAW AND ATTORNMENT. This Agreement will be governed by and construed in accordance with the laws of the province of Ontario and the federal laws of Canada applicable therein. Each of the parties irrevocably submits to the non-exclusive jurisdiction of the courts of Ontario for the purpose of any suit, action or other proceeding arising out of this Agreement, the subject matter hereof or any of the transactions contemplated hereby brought by either party or its successors or assigns.

6.7 FORCE MAJEURE. Notwithstanding any provision herein to the contrary, neither party shall be deemed to be in default hereunder for failing to perform or provide any of the Products or other obligations to be performed or provided pursuant to this Agreement if such failure is the result of any labor dispute, act of God, inability to obtain labor or materials, governmental restrictions or any other event which is beyond such party's reasonable control. Such party will use diligent efforts to remedy such failure or interruption. Neither party shall be liable for injury to the other party's business or practice or for any loss of income therefrom or for damage to the goods, wares or other property caused by any such failure or interruption.

6.8 SUCCESSORS AND ASSIGNS. This Agreement will inure to the benefit of, and will be binding on, the parties and their respective successors and permitted assigns. Notwithstanding the foregoing, the Purchaser or OccuLogix may assign this Agreement or any of its rights or obligations hereunder to their Affiliate, to a purchaser of all or substantially all of its assets, or to any Person in its discretion, provided the assignee agrees in writing to assume and be bound by all or the assigned portion of the party's obligations under this Agreement, whereupon OccuLogix or Purchaser, as applicable, will be released from all or such assigned portion of its obligations under this Agreement.

6.9 RELATIONSHIP OF PARTIES. Each of the parties hereto are independent contractors. Nothing herein will be construed to place the parties in a relationship of principal and agent, partners or joint venturers, and neither party will have the power to obligate or bind the other party in any manner whatsoever.

6.10 AGREEMENT DRAWN IN ENGLISH. The parties confirm that it is their wish that this Agreement, as well as all other documents relating hereto, including all notices, have been and will be drawn up in the English language only. Les parties aux presentes confirment leur volonte que cette convention, de meme que tous les documents, y compris tout avis, qui s'y rallachent, soient rediges en langue anglaise.

6.11 COUNTERPART AND FACSIMILE. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument. The signature of any of the parties hereto may be evidenced by a facsimile copy of this Agreement bearing such signature. Such signature shall be valid and binding as if an original executed copy of the Agreement has been delivered.

        BY SIGNING BELOW, the parties agree to be bound by the terms of this Agreement as of the date of this Agreement first above mentioned.


                             OCCULOGIX, L.P.

                             By: /s/ Elias Vamvakas
                                 ----------------------------------------------
                                 Name: Elias Vamvakas

                                 Title:

                                 I/We have the authority to bind the corporation

WITNESS:

                             RHEO THERAPEUTICS INC.

                             By: /s/ J. Machat
                                 -----------------------------------------------
                                 Name: J. Machat
                                 Title:

                                 I/We have the authority to bind the corporation

                                   SCHEDULE 1
                             PRODUCT LIST AND PRICES

OCTONOVA(R) APHERESIS MACHINE

The OctoNova apheresis machine is a microprocessor controlled state-of-the-art blood and plasma therapy machine used in patients requiring extracorporeal removal of macromolecular plasma components.

Quantity:  Subject to submission and acceptance of a purchase order.
Price:  $31,200.00 (US), plus applicable taxes and delivery charges.

The OCTONOVA(R) comes with a one year on-site full service warranty. Initial installation, calibration and operator training will be provided.

KIT

"Kit" includes 1 of each Filter and Tubeser as detailed below.

Quantity:  8004 Kits, delivered in increments as set out in Schedule 2.
Price: $1,000.00 per Kit**, plus applicable taxes and delivery charges. One Kit is required per treatment.

** Subject to an introductor discount rebate of $250.00 per Kit until changed in accordance with Section 5.1.

FILTERS

PLASMAFLO(R) [OP-05W(L)]

In plasma therapy, the Plasmaflo(R) performs the key initial function of separating the plasma from whole blood, and is used in conjunction with a second column (the Rheofilter(R)) for purification of the separated plasma, which may then be returned to the patient. It thus enables the efficient removal of harmful substances, with simultaneous replenishment of clotting factors.

RHEOFILTER(R) (AR-2000) PLASMA COMPONENT SEPARATOR

The Rheofilter(R) Plasma Component Separator is used as part of an extracorporeal treatment system in combination with a plasma separator (Plasmaflo(R)) for improvement in Rheological parameters, for treatment of dysproteinemia due to abnormal plasma viscosity and for removal of high molecular weight proteins which may influence disorders of the microcirculation.

TUBESETS

RHEOPHERESIS STERILE TUBESET (MF-230) AND ARTERIAL VENOUS STERILE TUBESET
(AV-210)

                                   SCHEDULE 2

                      PRODUCT DELIVER AND PAYMENT SCHEDULE



OCCULOGIX PRODUCT DELIVERY AND PAYMENT SCHEDULE
--------------------------------------------------------------------------------

($ in U.S. Dollars)

                   Date of Delivery(1)         Number of Kits(2)  Payment Terms                     Amount Payable*
2004

                   October 1, 2004                   660          October 1st by Cheque                 $495,000
2005

                   January 31, 2005                  360          7 days prior to Cheque                $270,000
                   February 28, 2005                 396          7 days prior to Cheque                $297,000
                   March 31, 2005                    444          7 days prior to Cheque                $333,000
                   April 29, 2005                    504          7 days prior to Cheque                $378,000
                   May 31, 2005                      648          7 days prior to Cheque                $486,000
                   June 30, 2005                     648          7 days prior to Cheque                $486,000
                   July 29, 2005                     648          7 days prior to Cheque                $486,000
                   August 31, 2005                   696          7 days prior to Cheque                $522,000
                   September 30, 2005                744          7 days prior to Cheque                $558,000
                   October 31, 2005                  744          7 days prior to Cheque                $558,000
                   November 30, 2005                 756          7 days prior to Cheque                $567,000
                   December 30, 2005                 756          7 days prior to Cheque                $567,000

1 OccuLogix will provide the Purchaser with reasonable notice if scheduled deliveries are to be delayed.

* Plus shipping and taxes. See Section 2 and 5 for full details regarding the amount payable. In the event of inconsistency, Section 2 and 5 shall control.